Exhibit 10.2

M E M O R A N D U M

TO:	LTIP Participant

FROM:	Compensation Committee

DATE:	March ___, 2016

RE:	Long Term Incentive Plan

You have been selected to participate in the LKQ Corporation Long Term Incentive Plan (“LTIP”) for the 2017 to 2019 Performance Period. The potential payout under your award is subject to all of the terms and conditions set forth in this memorandum and in the LTIP (a copy of which is attached to this memorandum). In the event of any inconsistency between the terms and conditions of the LTIP and this memorandum, the terms and conditions of the LTIP shall control.

Performance Period:		January 1, 2017 to December 31, 2019

Award Components:		See the attached Award Component Matrix

Each of diluted earnings per share, revenue and return on equity shall be increased to the extent that it was reduced in accordance with GAAP by objectively determinable amounts (in a manner consistent with Section
162(m) of the Internal Revenue Code), in each case due to:

	1.	A change in accounting policy or GAAP;
	2.	Dispositions of assets or businesses;
	3.	Asset impairments;
	4.	Amounts incurred in connection with any financing;
	5.	Losses on interest rate swaps resulting from mark to market adjustments or discontinuing hedges;
	6.	Board approved restructuring, acquisition or similar charges including but not limited to charges in conjunction with or in anticipation of an acquisition;
	7.	Losses (and related fees and expenses) related to extraordinary environmental, legal, product liability or other contingencies;
	8.	Changes in corporate tax laws and regulations;
9.
A Board approved divestiture of a material business (i.e.
the performance goals will be adjusted to account for the
divestiture, including, if appropriate, the pro-rata effect
of targeted improvements);

	10.	Changes in contingent consideration liabilities;
	11.	Losses from discontinued operations;
	12.	The imposition of tariffs or taxes on the importation of inventory;
	13.	Amortization expense related to acquired intangibles; and
	14.	Other extraordinary, unusual or infrequently occurring items as specifically disclosed in the Company's financial statements or filings under the Securities Exchange Act of 1934.

In addition, the Compensation Committee shall adjust the Award
Components or other features of the award (a) that relate to the value or number of the shares of common stock of the Company to reflect any stock dividend, stock split, recapitalization, combination or exchange of shares, or other similar changes in such stock, and (b) to account for changes in the value of foreign currencies of countries in which we operate versus the U.S.
dollar (using the 2016 average respective exchange rates).

Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may reduce the actual award payable to you below that which otherwise would be payable pursuant to the Award Component or may eliminate the actual award.